Exhibit 99.1

NII HOLDINGS ANNOUNCES CHANGE IN LEADERSHIP OF ITS BRAZILIAN SUBSIDIARY

RESTON, Va. - November 19, 2012 - NII Holdings, Inc. [NASDAQ: NIHD], a provider of differentiated mobile communications services operating under the Nextel brand in Latin America, today announced that, effective immediately, Sergio Borges Chaia will no longer serve as President of the Company's Brazilian subsidiary, Nextel Brazil.

"We have decided to move forward in a new direction to ensure Nextel Brazil is able to execute on its goals and deliver results,” said Steve Dussek, NII Holdings' Chief Executive Officer. “Gokul Hemmady, NII's Chief Operating Officer, will now spend the majority of his time, along with Claudio Hidalgo, Nextel Brazil's Chief Operating Officer, and the local leadership team, overseeing the Company's operations in Brazil until a successor to Mr. Chaia is named. We thank Mr. Chaia for the time devoted to Nextel Brazil during the past several years and wish him the best in his future endeavors.” The Company will conduct a search to identify a new President for Nextel Brazil.

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About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII Holdings, operating under the Nextel brand in Brazil, Mexico, Argentina, Peru and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII Holdings is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII's subsidiaries under license in Latin America.

Visit NII Holdings' news room for news and to access our markets' news centers: nii.com/newsroom.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com